EXHIBIT 10(u)


[CISCO SYSTEMS CAPITAL CORPORATION LOGO]


December 15, 1997



Mr. Alan Levy
Treasurer
Bell Technology Group, LTD.
295 Lafayette Street
New York, NY 10012

Dear Mr. Levy:

Cisco Systems Capital Corporation ("CSC") is pleased to extend an aggregate total credit approval in the amount of One Million Dollars ($1,000,000.00) to Bell Technology Group, LTD. ("Lessee") pursuant to the terms and conditions of the proposed leasing transaction described in the proposal letter dated November 14, 1997 (the "Proposal"), a copy of which is attached hereto and incorporated herein, (subject to the additional terms and conditions set forth herein).

CSC shall extend a lease commitment (the "Lease Commitment") to Lessee on the terms and conditions contained in the Proposal, subject to the following:

1. At no time shall the aggregate commitment to Lessee under the Lease Commitment and the existing direct trade credit facility (the "Trade Credit Facility") exceed $1,000,000;

2. The Credit Commitment shall be subject to quarterly financial performance review by CSC and Cisco Systems Worldwide Financial Services Group per provision in Masterlease (section 3.12);

3. No material adverse change shall have occurred in Lessee's financial condition.

4. Total credit commitment amount is valid for a period of 180 days from the date of this letter.

5.   Lessee shall make all lease payments to CSC via ACH.

6. No more than $500,000 of this credit facility may be utilized by lessee in any three (3) month period.

The parties acknowledge that this letter is a commitment subject to the above-referenced conditions and the execution and delivery of all appropriate documents (in form and substance satisfactory to CSC) contemplated hereunder and under the Proposal, including without limitation, to the extent applicable, the Master Agreement to Lease Equipment ("Master Lease"), any Schedule, Lease Assignment of Purchase Order, financing statement, legal opinion or other document or agreement reasonably required by CSC in connection herewith.

This letter is a communication which shall be held in confidence by Lessee and Lessee's agents and shall be disclosed to no one without CSC's prior written consent.

If the terms of this letter are acceptable to you please execute a copy of this letter (in the space set forth below) and return it to me not later than 5:00 p.m. on Monday, December 22, 1997. If CSC has not received a signed counterpart of this letter by such time, this approval letter shall be of no further force and effect and neither CSC nor Cisco nor you shall have any rights or obligations with respect to any lease transaction contemplated hereunder.

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If you have any questions regarding this letter or the proposed leasing transaction, please call be at (408) 527-1635.

Very truly yours,

Cisco Systems Capital Corporation


/s/ William S. Kammerer
-----------------------
William S. Kammerer
US Credit Risk Manager



ACKNOWLEDGED AND AGREED:

Bell Technology Group, LTD.


By: /s/ Alan Levy                  12/16/97
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                                    Date

Its: Treasurer
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